Exhibit 10.67

AGREEMENT

THIS AGREEMENT (the “Agreement” ) is made effective the 16th day of February, 2011, by and between Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware Corporation (the “Company”), and WB QT, LLC, a Delaware limited liability company, for itself and as agent for its affiliates (“WB”).

RECITALS

A.	The Company has executed that certain Securities Purchase Agreement dated February 16, 2011 (the “Securities Purchase Agreement”) wherein the Company has agreed to the sale and issuance of certain Securities, as defined therein;

B.	WB has executed the Securities Purchase Agreement as an Investor, as defined therein, pursuant to which WB shall purchase and receive certain Securities;

C.	WB and the Company have executed that certain $5,000,000 line of credit established under the Ninth Amendment to Credit Agreement, dated January 3, 2011 (the “WB Line of Credit”); and

D.	On January 3, 2011 and concurrent with WB’s and the Company’s execution of the Ninth Amendment to Credit Agreement, the Company issued to WB a common stock purchase warrant entitling WB to purchase up to 5,555,555 shares (before implementation of the 1-for-20reverse stock split implemented by the Company on February 8, 2011, the “Reverse Stock Split”) of the Company’s common stock (the “WB Warrant”)

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby and forever acknowledged, the parties agree as follows:

AGREEMENT

1.	WB and the Company agree that:

a.	At and automatically upon Closing (as defined in the Securities Purchase Agreement), WB agrees that the total amount due from the Company under the WB Line of Credit is reduced by $2,000,000, and the Company agrees that it has thereby received the $2,000,000 purchase price payable by WB per the Securities Purchase Agreement; and

b.	Automatically upon payment by the Company to WB of $500,000 at Closing (as defined in the Securities Purchase Agreement) and without any further action by the Company or WB, WB agrees that all amounts owed to WB and/or any of its affiliated or related Persons under the WB Line of Credit shall be and are thereby paid full, the Company shall not owe WB or any of its affiliated or related Persons any other amounts with respect to the WB Line of Credit, and the WB Line of Credit shall be and thereby are terminated and of no further force or effect and the Company shall have no further obligation or liability to WB or any of its affiliated or related Persons thereunder or with respect thereto.

c.	Concurrent with the Closing of the Securities Purchase Agreement, the WB Warrant shall be amended to provide that the WB Warrant cannot be exercised for a period of six (6) months following the Closing Date (as defined in the Securities Purchase Agreement). WB agrees to surrender the WB Warrant to the Company and, upon receipt, the Company shall issue a replacement warrant (the “Replacement Warrant”) that shall be identical in all respects to the WB Warrant, except (i) the number of shares and exercise price shall be adjusted to reflect the 1-for-20 reverse stock split and (ii) the issuance date shall be the date of the Closing, (iii) the expiration date shall be adjusted to reflected the new issuance date, and (iv) a clause shall be added that prohibits WB from exercising the warrant for a period of six (6) months following the Closing.

2.	WB agrees, and agrees to cause its affiliated and related Persons to agree, not to sell, transfer or otherwise dispose of any of the Securities being acquired or acquirable under the Securities Purchase Agreement until the earlier to occur of (i) the Effective Date and (ii) the first date on which all Investors are eligible to sell the securities purchased by them in the Offering under Rule 144, and such agreement may not be waived, terminated, amended, modified or the like in any respect, directly or indirectly, by the Company, any of its Subsidiaries or any other Person. “Effective Date” means the first date on which the resale by all Investors of all Registrable Securities is covered by one or more effective Registration Statements (as defined in the Registration Rights Agreement) (and each prospectus contained therein is available for use on such date). “Rule 144” means Rule 144 promulgated by the Commission under the Securities Act. The terms “Investors,” “Offering,” “Registrable Securities,” “Registration Rights Agreement” and “Securities” each shall have the same meanings as used in the Securities Purchase Agreement.

3.	This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of a facsimile, pdf or other electronic copy of a signature shall be binding and have the same legal effect as an original signature. This Agreement shall become effective upon the execution and delivery of a counterpart hereof by each of the parties hereto to the other party. The parties agree to execute and deliver any additional agreements, documents and things and to take such actions as may be reasonably requested by another party to implement the agreements made herein.

4.	This Agreement and the rights and obligations of the parties hereunder shall be governed by and shall be enforced in accordance with the laws of the State of Minnesota.

5.	This Agreement and the Securities Purchase Agreement and embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to their subject matter hereof. In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns.

6.	Any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by facsimile transmission, from the first business day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed.

7.	This Agreement can be waived, modified, amended, or terminated only explicitly in a writing signed by the parties.

THE PARTIES hereto have executed this Agreement effective the day and year first written above.

WB:

WB QT, LLC, a Delaware limited liability company

By:	/s/ Mark Strefling
Name:	Mark Strefling
Title:	CLO

THE COMPANY:

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC., a Delaware corporation

By:	/s/ Kenneth R. Lombardo
Name:	Kenneth R. Lombardo
Title:	Vice President